Exhibit 10.2

October 4, 2018

Mr. Nathan Mucher

Dear Nathan:

We are pleased you have decided to join Carrols Corporation. Below are the terms we have agreed to:

Position
The position is that of Vice President Information Systems – CIO and reports to Paul Flanders, CFO. This offer is contingent upon passing a background check. Please complete the attached form and return it to me.
Start Date
It is anticipated you will start on November 12, 2018.

Base Salary/Merit Increases
Your annual base salary will be $275,000. This is paid on a monthly basis in advance at the rate of $22,917. On December 3rd, you will receive a paycheck for the entire month of December 2018 and an additional fifteen days. This covers the workdays between November 12, 2018 and November 30, 2018. Direct deposit, paycard or check is available if you so choose. You will be eligible for annual increases based upon your performance.

Annual Bonus
You will participate in the Executive Bonus Plan. Your target percent is 60% of your annual base salary. This is comprised of corporate financial achievement and a subjective objective accomplishment component. In lieu of any bonus for 2018, in March Carrols will provide you with a bonus payment of $43,000 by March 15, 2019. The Executive Bonus Plan is attached.

Incentive Restricted Stock Awards
Grants may be made annually to eligible employees and typically vest over 3 years.

Mandatory Arbitration Program (MAP)
All employees are subject to our Mandatory Arbitration Program to resolve any employment disputes. A copy of the agreement is attached.

Deferred Compensation Plan
Effective December 1, 2018, you will be eligible to participate in the Carrols Corporation Deferred Compensation Plan subject to the plan requirements. A copy of the Plan is enclosed.

Mr. Nathan Mucher

Benefits
You and your dependents (as defined by plan documents) will be eligible to participate in the company’s Medical, Dental, Vision, Flexible Spending Account and Life Insurance plans. All benefits are per the plan documents. Your participation (if you elect) in these benefits will be effective December 1, 2018, provided you enroll on the Benefits Portal. You will also be eligible for the Short Term and Long Term Disability Plans. This benefit, if elected, will be effective March 1, 2019. Your share of the cost for the benefits you elect will be deducted from your monthly paycheck.

Vacation/Floating Days
Commencing with your employment, you will be eligible for three weeks of vacation each year. At the end of your tenth year of employment, you will then be eligible for four weeks of vacation. In the event of your termination, payment for unused vacation will be based on the Company’s vacation policy in effect at that time. Beginning in 2019, you will be eligible for two (2) floating days.

Expense Reimbursement
You will be reimbursed for all business expenses incurred in accordance with Company policy including mileage reimbursable for use of your personal vehicle on company business.

Relocation
It is expected you will relocate to the Syracuse, New York area for this position. In the interim, Carrols will be responsible for costs associated with your commute back and forth to North Carolina. This includes airfare, food, lodging and vehicle expenses as necessary. Carrols will also be responsible for “house hunting” trips for your spouse.

At your request, Carrols will provide you with a monthly housing allowance of $1,500 per month from November 2018 – May 2019. It is expected that you will make your own arrangements for the housing. It is also expected that you will have your family moved here soon after the school year ends in 2019.

Carrols will pay reasonable closing costs including real estate commission on the sale of your primary residence in North Carolina. Carrols will also pay reasonable closing costs on the purchase of your new home in the Syracuse, New York area other than costs traditionally known as “points” or “buy-down fees.” Carrols will also pay to have you professionally moved from North Carolina to the Syracuse, New York area. This will include packing and unpacking. You will be expected to use a mover of the Company’s choice. I will coordinate this for you when you are ready. Due to tax implications from the move, Carrols will provide you the necessary “gross up” to cover the tax liability.

In the event your North Carolina home is sold prior to purchasing a home in the Syracuse, New York area, Carrols will provide storage for your belongings. In the event your primary residence in North Carolina is not sold prior to purchasing/renting a home in the Syracuse, New York area, Carrols will pay the lower of the two mortgage/rent payments (including taxes and insurance).

Mr. Nathan Mucher

Carrols will also pay for minimum utilities and lawn care maintenance on your primary residence in North Carolina once it is vacated until it is sold. Please submit via an expense report.

It is expected you will provide me with copies of the real estate companies’ agreements along with the contact information for your North Carolina home. Any purchase offers on your North Carolina home are to be submitted to me.

If you have any questions, feel free to call me. Welcome to the Team!

Sincerely,

/s/ Jerry DiGenova

Jerry DiGenova
Vice President, Human Resources
CARROLS CORPORATION

JD/cd

Cc:    D. Accordino
    P. Flanders
    K. Dickter
    Personnel File

/s/ Nathan Mucher______________________________________________________________
Please indicate your acceptance by signing here

The above conditions are not intended to constitute an employment contract of any kind and do not guarantee continued employment, salary or benefits with Carrols Corporation. Your length of employment with Carrols Corporation will be based upon your work performance and the needs of Carrols Corporation, as well as your own desires. Your employment with Carrols Corporation may cease at any time; either at your request or at the discretion of any representative of Carrols Corporation authorized to end the employment relationship.